Filed Pursuant to Rule 424(b)(5)

Registration No. 333-121341

Prospectus Supplement

(To prospectus dated December 30, 2004)

7,300,000 Shares

HIGHLAND	HOSPITALITY

Common Stock

$12.35 per share

We are offering and selling 7,300,000 shares of our common stock, par value $.01 per share. We will receive all of the net proceeds from the sale of our common stock.

Our common stock is listed on the New York Stock Exchange, or the NYSE, under the symbol “HIH.” The last reported sale price of our common stock on the NYSE on March 8, 2006 was $12.85 per share.

Investing in our common stock involves certain risks. See “ Risk Factors” in our annual report on Form 10-K for the fiscal year ended December 31, 2005, filed with the Securities and Exchange Commission on March 7, 2006.

	Per Share	Total
Public offering price	$12.35	$90,155,000
Underwriting discounts	$ 0.26	$ 1,898,000
Proceeds, before expenses, to us	$12.09	$88,257,000

The underwriters are severally underwriting the shares being offered.

We have granted the underwriters a 30-day option to purchase up to 500,000 additional shares to cover any over-allotments.

Delivery of shares will be made on or about March 14, 2006.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

Bear, Stearns & Co. Inc.	Deutsche Bank Securities

Raymond James

The date of this prospectus supplement is March 9, 2006.

You should rely only on the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in this prospectus supplement and the accompanying prospectus is accurate as of any date other than the date on the front of this prospectus supplement.

TABLE OF C ONTENTS

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights selected information from this prospectus supplement and the accompanying prospectus. It does not contain all of the information that may be important to you. We encourage you to carefully read this entire prospectus supplement and the accompanying prospectus, especially the “Risk Factors” section in our annual report on Form 10-K for the fiscal year ended December 31, 2005, filed with the Securities and Exchange Commission on March 7, 2006 and incorporated by reference into this prospectus supplement, and the documents incorporated by reference before making an investment decision.

Highland Hospitality Corporation

Overview

We are a self-advised real estate investment trust, or REIT, that was incorporated in Maryland in July 2003 to own upscale full-service, premium limited-service, and extended-stay properties located in major convention, business, resort and airport markets in the United States and all-inclusive resort properties in certain beachfront destinations outside of the United States. We have elected to be treated and believe we have qualified and will continue to qualify as a REIT for U.S. federal income tax purposes beginning with our taxable year ended December 31, 2003. We commenced operations on December 19, 2003 when we completed our initial public offering and concurrently acquired three hotel properties. Since our initial public offering and the acquisition of our first three hotel properties, we have acquired 21 hotel properties. As of March 7, 2006, we owned 24 hotel properties with 7,381 rooms located in 12 states, Washington, DC, and Mexico.

Substantially all of our assets are held by, and all of our operations are conducted through, Highland Hospitality, L.P., a Delaware limited partnership, which we refer to as the Operating Partnership. For us to qualify as a REIT for U.S. federal income tax purposes, we cannot operate hotels. Therefore, the Operating Partnership, which is owned approximately 99% by us and approximately 1% by other limited partners, leases its hotels to subsidiaries of HHC TRS Holding Corporation, or collectively HHC TRS, which is a wholly owned subsidiary of the Operating Partnership. HHC TRS then engages hotel management companies to operate the hotels pursuant to management contracts. HHC TRS has made a joint election, together with us, to be treated as a taxable REIT subsidiary, or TRS, for U.S. federal income tax purposes.

Our corporate offices are located at 8405 Greensboro Drive, Suite 500, McLean, Virginia 22102, and our telephone number is (703) 336-4901. We maintain a website at www.highlandhospitality.com on which we post all reports we file with the Securities and Exchange Commission, or the SEC, under Section 13(a) of the Securities Exchange Act of 1934, as amended, or the Exchange Act. We also post on this site our key corporate governance documents, including our board committee charters, our ethics policy and our principles of corporate governance. Information on our website is not, however, a part of this prospectus supplement or the accompanying prospectus.

Recent Developments

On February 17, 2006, we entered into an agreement to acquire The Melrose Hotel located in Washington, DC for $76 million, plus customary closing costs. The Melrose Hotel is located at 2430 Pennsylvania Avenue, approximately seven blocks west of the White House. The hotel property was originally constructed as two apartment buildings in 1951 and 1953 and then seamlessly integrated into one hotel building in 1983. The hotel property features 240 guest rooms, including 37 suites, the Landmark Restaurant and The Library Bar, and approximately 5,000 square feet of meeting space. In addition, the hotel offers valet parking in the owned 55-space garage underneath the hotel tower, a fitness center, business center and wireless internet throughout the building. Our acquisition of this hotel is subject to satisfaction of customary closing conditions.

We are party to a non-binding letter of intent with respect to the acquisition of a resort property in the southwestern region of the United States for $85 million, plus customary closing costs. The all-suite resort offers a blend of high-quality resort amenities and recreational facilities. Consummation of this acquisition is subject to outstanding conditions, including satisfactory completion of our due diligence, negotiation and execution of a definitive agreement and satisfaction of customary closing conditions. Further, we expect that any definitive agreement that we may enter with respect to this acquisition will contain customary closing conditions, and we cannot assure you that these closing conditions will be satisfied.

The Offering

The following is a brief summary of certain terms of this offering. For a more complete description of our common stock, see “Description of Common Stock” in the accompanying prospectus.

Issuer	Highland Hospitality Corporation.

Common stock offered by us	7,300,000 shares.

Common stock to be outstanding after this offering	59,108,380 shares.

Use of proceeds

We intend to contribute the net proceeds from this offering to the Operating Partnership in exchange for additional units of partnership interest. The Operating Partnership intends to use the net proceeds to fund potential acquisitions, including The Melrose Hotel in Washington, DC and another hotel currently under a non-binding letter of intent.

NYSE symbol	HIH.

Restrictions on Ownership

Our Articles of Amendment and Restatement provide that no person or group of affiliated persons may own shares of our common stock, together with shares of other class or series of our stock, in excess of 9.9% in value of the aggregate of the outstanding shares of our capital stock. In addition, our Articles of Amendment and Restatement contain provisions that limit to 9.9% the percentage ownership of shares of our common stock by any one person or group of affiliated persons. Our board of directors may, in its discretion, exempt a person from one or more of these 9.9% ownership limits under certain circumstances.

Settlement Date	Delivery of our common stock will be made against payment therefor on or about March 14, 2006.

Transfer Agent	American Stock Transfer & Trust Company.

Risk Factors

See “Risk Factors” in our annual report on Form 10-K for the fiscal year ended December 31, 2005, filed with the SEC on March 7, 2006 and incorporated by reference into this prospectus supplement, for other information you should consider before buying our common stock.

The number of shares of our common stock to be outstanding after this offering is based on 51,808,380 shares outstanding as of December 31, 2005. Unless otherwise indicated, information presented in this prospectus supplement assumes no exercise of the underwriters’ over-allotment option with respect to the offered shares.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the documents incorporated by reference contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act, and as such may involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from future results, performance or achievements expressed or implied by these forward-looking statements. Forward-looking statements, which are based on certain assumptions and describe our future plans, strategies and expectations, are generally identified by our use of words such as “intend,” “plan,” “may,” “should,” “will,” “project,” “estimate,” “anticipate,” “believe,” “expect,” “continue,” “potential,” “opportunity,” and similar expressions, whether in the negative or affirmative. All statements regarding our expected financial position, business and financing plans are forward-looking statements. Factors which could have a material adverse effect on our operations and future prospects include, but are not limited to:

•	United States economic conditions generally and the real estate market and the lodging industry specifically;

•	management and performance of our hotels;

•	our plans for rebranding and/or renovation of our hotels;

•	our financing plans;

•	supply and demand for hotel rooms in our current and proposed market areas;

•	our ability to acquire additional properties and the risk that potential acquisitions may not perform in accordance with expectations;

•	legislative/regulatory changes, including changes to laws governing taxation of real estate investment trusts; and

•	our competition.

These risks and uncertainties, together with the information contained under the caption “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Business” in our annual report on Form 10-K for the fiscal year ended December 31, 2005, filed with the SEC on March 7, 2006, should be considered in evaluating any forward-looking statement contained in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference. All forward-looking statements speak only to events as of the date on which the statements are made. All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are qualified by the cautionary statements in this section. We undertake no obligation to update or publicly release any revisions to forward-looking statements to reflect events, circumstances or changes in expectations after the date on which the statement is made.

USE OF PROCEEDS

We estimate we will receive gross proceeds from this offering of 7,300,000 shares of $90.2 million, based on a public offering price of $12.35 per share of common stock sold. After deducting estimated underwriting discounts and commissions and the estimated expenses of this offering, we estimate the net proceeds to us will be approximately $88.1 million.

We intend to contribute the net proceeds from this offering to the Operating Partnership in exchange for additional units of partnership interest. The Operating Partnership intends to use the net proceeds to fund potential acquisitions, including The Melrose Hotel in Washington, DC, which is currently under a definitive agreement, and another hotel currently under a non-binding letter of intent. We have agreed to purchase The Melrose Hotel for $76 million, plus customary closing costs, and the letter of intent with respect to the acquisition of the other hotel provides for a purchase price of $85 million, plus customary closing costs. These hotels are owned by unrelated sellers. We expect both transactions to close by March 17, 2006. We cannot provide assurances that we will be successful in acquiring these hotels on the terms described above, or at all. If we are unable to complete these acquisitions, we will use the net proceeds for general corporate purposes, which may include the acquisition of other hotel properties or the repayment of indebtedness.

CAPITALIZATION

The following table sets forth our capitalization as of December 31, 2005 on a historical basis and adjusted to give effect to:

•	on January 6, 2006, the issuance of a $35 million mortgage loan secured by the Westin Princeton at Forrestal Village hotel;

•	on February 24, 2006, the acquisition of the 673-room Nashville Renaissance hotel in Nashville, Tennessee for approximately $80.2 million. The acquisition was partially funded with a $10 million borrowing under the Company’s term loan facility;

•	on February 24, 2006, the Company extinguished its term loan facility and completed a separate unsecured revolving credit facility. The Company drew down $100 million under the new facility to pay off the term loan facility and $0.9 million to pay closing costs on the new facility; and

•	the estimated net proceeds from this offering, after deducting underwriters discounts and commissions and our estimated expenses, of approximately $88.1 million.

	December 31, 2005
	Historical	Adjusted
	(in thousands)
Cash and cash equivalents	$64,761	$117,619	(1)

Long-term debt:
Mortgage loans	$380,366	$415,366	(2)
Mezzanine loan	24,638	24,638
Term loan facility	90,000	—	(3)
Revolving credit facility	—	100,866	(4)
Unamortized discount	(205)	(205)

Total long-term debt	494,799	540,665

Minority interest in operating partnership	4,500	4,500

Preferred stock, $.01 par value; 100,000,000 shares authorized; Series A Cumulative Redeemable Preferred Stock; 3,200,000 shares issued and outstanding	77,112	77,112
Common stock, $.01 par value; 500,000,000 shares authorized; 51,969,372 shares and 59,269,372 shares issued, historical and adjusted, respectively	519	593	(5)
Additional paid-in capital	481,152	569,180	(6)
Treasury stock, at cost; 160,992 shares	(1,772)	(1,772)
Unearned compensation	(3,276)	(3,276)
Cumulative dividends in excess of net income	(29,411)	(29,411)

Total stockholders’ equity	524,324	612,426

Total capitalization	$1,023,623	$1,157,591

(1)	Historical balance as of December 31, 2005	$64,761
	Estimated net proceeds from this offering	88,102
	Proceeds from borrowing secured by the Westin Princeton at Forrestal Village hotel	35,000
	Proceeds from borrowing related to the Nashville Renaissance hotel acquisition	10,000
	Acquisition of Nashville Renaissance hotel on February 24, 2006	(80,244)

	Adjusted balance as of December 31, 2005	$117,619

(2)	Historical balance as of December 31, 2005	$380,366
	Borrowing secured by the Westin Princeton at Forrestal Village hotel	35,000

	Adjusted balance as of December 31, 2005	$415,366

(3)	Historical balance as of December 31, 2005	$90,000
	Borrowing related to the Nashville Renaissance hotel acquisition	10,000
	Extinguishment of the term loan facility	(100,000)

	Adjusted balance as of December 31, 2005	$—

(4)	Historical balance as of December 31, 2005	$—
	Borrowing to pay off the term loan facility	100,000
	Borrowing to pay closing costs on the revolving credit facility	866

	Adjusted balance as of December 31, 2005	$100,866

(5)	Historical balance as of December 31, 2005	$519
	Issuance of common stock related to this offering	74

	Adjusted balance as of December 31, 2005	$593

(6)	Historical balance as of December 31, 2005	$481,152
	Issuance of common stock related to this offering	88,028

	Adjusted balance as of December 31, 2005	$569,180

UNDERWRITING

We and the underwriters for this offering named below have entered into an underwriting agreement concerning our common stock being offered by this prospectus supplement and the accompanying prospectus. The underwriters’ obligations are several and not joint, which means that each underwriter is required to purchase a specified number of shares, but is not responsible for the commitment of any other underwriter to purchase shares. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriters and the underwriters severally have agreed to purchase the number of shares of common stock set forth opposite its name below.

Underwriter	Number of Shares
Bear, Stearns & Co. Inc.	3,285,000
Deutsche Bank Securities Inc.	2,555,000
Raymond James & Associates, Inc.	1,460,000

Total	7,300,000

The underwriters are offering the shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the shares, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officers’ certificates and legal opinions. The obligations of the underwriters may be terminated upon the occurrence of the events specified in the underwriting agreement. The underwriters are severally committed to purchase all of the shares of common stock being offered if any of these shares are purchased.

The following table provides information regarding the per share and total underwriting discounts and commissions that we will pay to the underwriters in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares of common stock.

	No exercise	Full exercise
Per Share	$0.26	$0.26
Total	$1,898,000	$2,028,000

We estimate that the total expenses of this offering payable by us, excluding underwriting discounts and commissions, will be approximately $155,000.

The underwriters propose to offer our shares of common stock directly to the public initially at the public offering price set forth on the cover page of this prospectus supplement. The shares of common stock will be available for delivery, when, as and if accepted by the underwriters but subject to prior sale of the shares and to the withdrawal, cancellation or modification of the offering without notice. The underwriters reserve the right to reject any order for purchase of the shares in whole or in part. After the commencement of this offering, the underwriters may change the public offering price and other selling terms.

We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus supplement, to purchase up to 500,000 additional shares of common stock at the public offering price less the underwriting discount. The underwriters may exercise the option solely for the purpose of covering over-allotments, if any, in connection with this offering. To the extent the option is exercised, each underwriter must purchase a number of additional shares approximately proportionate to that underwriter’s initial purchase commitment.

We and our officers and directors have agreed that, for a period of 75 days from the date of this prospectus supplement, we and they will not, without the prior written consent of Bear, Stearns & Co. Inc. and Deutsche

Bank Securities Inc., dispose of or hedge any shares of our common stock or any securities convertible into or exchangeable for our common stock, except for any shares of capital stock issued by us (1) pursuant to our 2003 Omnibus Stock Incentive Plan or (2) in connection with acquisitions of real property or other investments. Bear, Stearns & Co. Inc. and Deutsche Bank Securities Inc. in their sole discretion may release any of the securities subject to these lock-up agreements at any time without notice. Notwithstanding the foregoing, to permit one of our officers to satisfy applicable tax withholding requirements, his lock-up agreement will allow such officer to sell up to 50% of his restricted shares that vest during the lock-up period, up to 5,000 shares in the aggregate.

We have agreed in the underwriting agreement to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, and, where such indemnification is unavailable, to contribute to payments that the underwriters may be required to make in respect of such liabilities.

Our common stock is listed on the NYSE under the symbol “HIH.”

We expect to deliver the common stock against payment for the shares on or about March 14, 2006, which will be the third business day following the date of the pricing of the common stock. Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise.

In order to facilitate this offering of common stock, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the market price of the shares of common stock in accordance with Regulation M under the Exchange Act.

The underwriters may over-allot shares of common stock in connection with this offering, thus creating a short position for their own account. Short sales involve the sale by the underwriters of a greater number of shares than they are committed to purchase in this offering. To cover these short sales positions or to stabilize the market price of the shares of common stock, the underwriters may bid for, and purchase, shares of common stock in the open market. These transactions may be effected on the NYSE or otherwise. Additionally, the representatives, on behalf of the underwriters, may also reclaim selling concessions allowed to another underwriter or dealer. Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales or to stabilize the market price of our shares of common stock may have the effect of raising or maintaining the market price of our shares of common stock or preventing or mitigating a decline in the market price of our shares of common stock. As a result, the price of the shares of common stock may be higher than the price that might otherwise exist in the open market. No representation is made as to the magnitude or effect of any such stabilization or other activities. The underwriters are not required to engage in these activities and, if commenced, may discontinue any of these activities at any time.

From time to time, the underwriters and/or their affiliates have engaged in, and may in the future engage in, investment banking, and other commercial dealings in the ordinary course of business with us for which they have received, and expect to receive, customary fees and commissions for these transactions.

A prospectus in electronic format may be made available on the websites maintained by one or more of the underwriters. The representatives may agree to allocate a number of shares to underwriters for sale to their online brokerage account holders. The representatives will allocate shares to underwriters that may make Internet distributions on the same basis as other allocations. In addition, shares may be sold by the underwriters to securities dealers who resell shares to online brokerage account holders.

LEGAL MATTERS

The validity of the securities offered by means of this prospectus supplement and certain U.S. federal income tax matters related to our qualification as a REIT for U.S. federal income tax purposes have been passed upon for us by Hogan & Hartson L.L.P. Certain legal matters in connection with this offering have been passed upon for the underwriters by Clifford Chance US LLP. With respect to matters relating to Maryland law, Clifford Chance US LLP will rely on the opinion of Hogan & Hartson L.L.P.

EXPERTS

The consolidated financial statements of Highland Hospitality Corporation and subsidiaries as of December 31, 2005 and 2004, and for the years ended December 31, 2005 and 2004, and for the period from December 19, 2003 to December 31, 2003, the related financial statement schedule as of December 31, 2005, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005, and the financial statements of Portsmouth Hotel Associates, LLC, accounting predecessor to Highland Hospitality Corporation, for the period from January 1, 2003 to December 18, 2003, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The audit report covering the consolidated financial statements of Highland Hospitality Corporation and subsidiaries as of December 31, 2005 and 2004, and for the years ended December 31, 2005 and 2004, and for the period from December 19, 2003 to December 31, 2003, and the financial statements of Portsmouth Hotel Associates, LLC for the period from January 1, 2003 to December 18, 2003, contains an explanatory paragraph, which states that effective December 19, 2003, Highland Hospitality Corporation acquired all of the outstanding equity interests of Portsmouth Hotel Associates, LLC in a business combination accounted for as a reorganization of entities under common control with respect to the interests acquired from Barceló Crestline Corporation and acquisition of minority interests recorded at fair value from third parties. As a result of the acquisition, the consolidated financial information for the period after the acquisition is presented on a different cost basis than for the periods before the acquisition and, therefore, is not comparable.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy any reports, statements or other information on file at the SEC’s public reference room located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC filings are also available to the public from commercial document retrieval services. These filings are also available at the Internet website maintained by the SEC at http://www.sec.gov. You can also inspect copies of our public filings at the offices of the NYSE. For further information about obtaining copies of our public filings from the NYSE, please call (212) 656-5060.

We have filed with the SEC a “shelf” registration statement on Form S-3 under the Securities Act relating to the securities that may be offered by this prospectus supplement. This prospectus supplement is a part of that registration statement but does not contain all of the information in the registration statement. We have omitted parts of the registration statement in accordance with the rules and regulations of the SEC. For more detail about us and any securities that may be offered by this prospectus supplement, you may examine the registration statement on Form S-3 and the exhibits filed with it at the locations listed in the previous paragraph.

INCORPORATION OF CER TAIN INFORMATION BY REFERENCE

We incorporate information into this prospectus by reference, which means that we disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except to the extent superseded by information contained herein or by information contained in documents filed with or furnished to the SEC after the date of this prospectus. This prospectus incorporates by reference the documents set forth below, the file number for each of which is 1-31906, that have been previously filed with the SEC:

•	our annual report on Form 10-K for the year ended December 31, 2005 filed with the SEC on March 7, 2006; and

•	our current reports on Form 8-K filed with the SEC on February 1, 2006, February 28, 2006 and March 8, 2006.

We also incorporate by reference into this prospectus additional documents that we may file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of this prospectus until we have sold all of the securities to which this prospectus relates or the offering is otherwise terminated; provided, however, that we are not incorporating any information furnished under either Item 2.02 or Item 7.01 of any current report on Form 8-K except to the extent set forth above. These documents may include annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, as well as proxy statements.

You may obtain copies of any of these filings through Highland Hospitality Corporation as described below, through the SEC or through the SEC’s Internet website as described above under the heading “Where You Can Find More Information.” Documents incorporated by reference are available without charge, excluding all exhibits unless an exhibit has been specifically incorporated by reference into this prospectus supplement or the accompanying prospectus, by requesting them in writing, by telephone or via the Internet at:

Highland Hospitality Corporation

8405 Greensboro Drive, Suite 500

McLean, Virginia 22102

(703) 336-4901

Attn: Investor Relations

Internet Website: www.highlandhospitality.com

PROSPECTUS

$500,000,000

HIGHLAND	HOSPITALITY

Preferred Stock, Depositary Shares,

Common Stock and Warrants

Under this prospectus, we may offer, from time to time, in one or more series or classes the following securities:

•	shares of our preferred stock;

•	depositary shares representing shares of our preferred stock;

•	shares of our common stock; and

•	warrants exercisable for our common stock, preferred stock or depositary shares representing preferred stock.

We may offer these securities with an aggregate offering price of up to $500,000,000, in amounts, at initial prices and on terms determined at the time of the offering. We may offer the securities separately or together, in separate series or classes and in amounts, at prices and on terms described in one or more supplements to this prospectus.

We will provide you with specific terms of the offering in one or more supplements to this prospectus. The applicable prospectus supplement also will contain information, where applicable, about U.S. federal income tax considerations relating to, and any listing on a securities exchange of, the securities covered by the prospectus supplement.

We may offer the securities directly to investors, through agents designated from time to time by them or us, or to or through underwriters or dealers. If any agents, underwriters, or dealers are involved in the sale of any of the securities, their names, and any applicable purchase price, fee, commission or discount arrangement with, between or among them, will be set forth, or will be calculable from the information set forth, in an accompanying prospectus supplement. For more detailed information, see “Plan of Distribution” beginning on page 25. No securities may be sold without delivery of a prospectus supplement describing the method and terms of the offering of those securities.

Our common stock is listed on the New York Stock Exchange under the symbol “HIH.” Our corporate offices are located at 8405 Greensboro Drive, Suite 500, McLean, Virginia 22102 and our telephone number is (703) 336-4901.

Investing in these securities involves risks. You should carefully read and consider the “ Risk Factors” incorporated by reference to our Current Report on Form 8-K filed on December 16, 2004 before investing in these securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 30, 2004.

We have not authorized anyone to provide you with information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. We are offering to sell, and seeking offers to buy, only the securities covered by this prospectus, and only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date, regardless of the time and delivery of this prospectus or of any sale of the shares.

You should read carefully the entire prospectus, as well as the documents incorporated by reference in the prospectus, before making an investment decision.

When used in this prospectus, except where the context otherwise requires, the terms “we”, “our”, “us” and “the Company” refer to Highland Hospitality Corporation and, where appropriate, its subsidiaries.

SUMMARY

This summary highlights information appearing elsewhere in this prospectus and the documents incorporated by reference. You should read this entire prospectus, as well as the information to which we refer you and the information incorporated by reference carefully, especially the matters discussed in “Risk Factors.”

Highland Hospitality Corporation

We are a self-advised real estate investment trust, or REIT, that was incorporated in Maryland in July 2003 to own upscale full-service, premium limited-service, and extended stay properties located in major convention, business, resort and airport markets in the U.S. and all-inclusive resort properties in certain beachfront destinations outside the U.S. We commenced operations on December 19, 2003 when we completed our initial public offering and concurrently consummated the acquisition of three hotel properties.

The initial public offering consisted of the sale of 30,000,000 shares of common stock at a price of $10 per share, resulting in gross proceeds of $300 million and net proceeds (after deducting underwriting discounts and offering expenses) of approximately $277 million. Concurrent with the initial public offering, we sold in private placement transactions an aggregate of 4,550,000 shares of common stock at a price per share equal to the initial public offering price, less an amount equal to the underwriting discount of $0.70 per share. The private placement transactions generated approximately $42.3 million. On December 26, 2003, we sold an additional 4,500,000 shares of common stock at a price of $9.30 per share, net of the underwriting discount, as a result of the exercise of the underwriters’ over-allotment option, resulting in additional net proceeds of approximately $41.9 million. The initial public offering, the private placement transactions, and the exercise of the underwriters’ over-allotment option generated approximately $361.2 million.

Since the initial public offering and the acquisition of the initial properties on December 19, 2003, we have acquired 14 hotel properties for an aggregate purchase price of approximately $523.5 million, including the assumption of mortgage debt of approximately $28.3 million. As of September 30, 2004, we owned 17 hotel properties.

Highland Hospitality, L.P., our Operating Partnership, holds substantially all of our assets and operates all of them. For us to qualify as a REIT, we cannot operate or manage hotels. Therefore, our Operating Partnership, which is owned approximately 98% by us and approximately 2% by other limited partners, leases its hotels to subsidiaries of HHC TRS Holding Corporation, a wholly owned subsidiary of our Operating Partnership. HHC TRS Holding Corporation, which is treated as a taxable REIT subsidiary for U.S. federal income tax purposes, and its subsidiaries, or TRS lessees, engage hotel management companies to operate the hotels under management contracts.

Our Strategy

Our primary objective is to enhance stockholder value over time by generating strong risk-adjusted returns on invested capital, consistently paying attractive distributions to our stockholders and achieving long-term appreciation in the value of our lodging investments. To achieve our objective, we will seek to invest in upscale full-service, premium limited-service and extended stay properties located in major convention, business, resort and airport markets in the U.S. and all-inclusive resort properties in certain beachfront destinations outside the U.S. Within our target sectors, we will seek to acquire hotel properties that have superior locations within their respective markets, are in markets with high barriers to entry, are market leaders or are new, or relatively new properties, with the potential to become market leaders. We will also consider investments in hotel properties that possess sound operating fundamentals but are underperforming in their respective markets and would benefit from renovation, rebranding or a change in management. We intend to evaluate our investments on a regular basis and will consider disposing of assets that no longer satisfy our investment criteria.

Address and Telephone Number

Our corporate offices are located at 8405 Greensboro Drive, Suite 500, McLean, Virginia 22102 and our telephone number is (703) 336-4901. We maintain a website at www.highlandhospitality.com on which we post all reports we file with the SEC under Section 13(a) of the Securities Exchange Act of 1934. We also post on this site our key corporate governance documents, including our board committee charters, our ethics policy and our principles of corporate governance. Information on our website is not, however, a part of this prospectus.

RISK FACTORS

Our business faces many risks. You should carefully consider the risk factors incorporated by reference to our Current Report on Form 8-K filed on December 16, 2004 and the other documents incorporated by reference before making a decision to invest in our Company.

FORWARD-LOOKING STATEMENTS AND PROJECTIONS

This prospectus and the documents incorporated by reference in this prospectus contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Forward-looking statements relate to future events or our future financial performance. We generally identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these terms or other similar words. These statements are only predictions. The outcome of the events described in these forward-looking statements is subject to known and unknown risks, uncertainties and other factors that may cause our company’s or our industry’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. The “Risk Factors” section of our Current Report on Form 8-K filed with the SEC on December 16, 2004 and those sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business” in our Annual Report on Form 10-K, as well as other sections included or incorporated by reference into this prospectus, discuss some of the factors that could contribute to these differences, including, but not limited to:

•	U.S. economic conditions generally and the real estate market and the lodging industry specifically;

•	management and performance of our hotels;

•	our plans for renovation of our hotels;

•	our financing plans;

•	supply and demand for hotel rooms in our current and proposed market areas;

•	our ability to acquire additional properties and the risk that potential acquisitions may not perform in accordance with expectations;

•	legislative/regulatory changes, including changes to laws governing taxation of real estate investment trusts; and

•	our competition.

The forward-looking statements made in this prospectus and the documents incorporated by reference relate only to events as of the date on which the statements are made. We undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events.

This prospectus and the documents incorporated by reference also contain market data related to our business and industry. This market data includes projections that are based on a number of assumptions. If these assumptions turn out to be incorrect, actual results may differ from the projections based on these assumptions. As a result, our markets may not grow at the rates projected by these data, or at all. The failure of these markets to grow at these projected rates may have a material adverse effect on our business, financial condition, results of operations and the market price of our securities.

USE OF PROCEEDS

Unless otherwise described in the applicable supplement to this prospectus used to offer specific securities, we intend to use the proceeds from the sale of securities under this prospectus for general corporate purposes, which may include the funding of future lodging-related investments, the repayment of outstanding indebtedness, capital expenditures, the expansion, redevelopment and/or improvement of properties in our portfolio, working capital and other general purposes.

RATIO OF EARNINGS TO COMBINED

FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

The following table sets forth our ratio of earnings to fixed charges for the periods indicated:

COMPUTATION OF RATIO OF EARNINGS TO COMBINED

FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

(in thousands)

	Nine Months Ended September 30, 2004	Period From December 19, 2003 to December 31, 2003
Earnings:
Income (loss) before minority interest in operating partnership and income taxes	$2,448	$(3,014)
Interest expense	3,498	—
Portion of rental expense representing interest	101	—

Total earnings	$6,047	$(3,014)

Fixed charges:
Interest expense	$3,498	—
Portion of rental expense representing interest	101	—

Total fixed charges	3,599	—
Preferred stock dividend requirements	—	—

Total fixed charges and preferred stock dividend requirements	$3,599	—

Ratio of earnings to combined fixed charges and preferred stock dividend requirements	1.7	(a )

(a)	the Company did not have interest expense for the period from December 19, 2003 (date of initial public offering and commencement of operations) through December 31, 2003.

DESCRIPTION OF COMMON STOCK

The following summary of the terms of our common stock does not purport to be complete and is subject to and qualified in its entirety by reference to our charter and bylaws. See “Where You Can Find More Information.”

Our charter provides that we may issue up to 500,000,000 shares of common stock, $.01 par value per share, and 100,000,000 shares of preferred stock, $.01 par value per share. As of December 1, 2004, we had approximately 40,000,000 shares of common stock issued and outstanding and no preferred stock issued and outstanding. In addition, as of December 1, 2004, 888,488 shares of common stock were reserved for issuance upon exercise of warrants we issued to Friedman, Billings, Ramsey & Co., Inc. at the time of our IPO, 1,092,000 shares of common stock were reserved for issuance under our 2003 Omnibus Stock Incentive Plan, and 967,211 additional shares of common stock have been reserved for issuance in the event we elect to issue shares upon redemption of a like number of outstanding units of limited partnership interest in the Operating Partnership. As permitted by the Maryland General Corporation Law, or MGCL, our charter contains a provision permitting our board of directors, without any action by our stockholders, to amend the charter to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that we have authority to issue.

Voting Rights of Common Stock

Subject to the provisions of our charter regarding the restrictions on the transfer and ownership of shares of common stock, each outstanding share of common stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors, and, except as provided with respect to any other class or series of common stock, the holders of such common stock possess the exclusive voting power. There is no cumulative voting in the election of directors, which means that the holders of a majority of the outstanding common stock, voting as a single class, can elect all of the directors and the holders of the remaining stock are not able to elect any directors.

Distributions, Liquidation and Other Rights

All common stock offered by this prospectus will be duly authorized, fully paid and nonassessable. Holders of our common stock are entitled to receive distributions when authorized by our board of directors out of assets legally available for the payment of distributions. They also are entitled to share ratably in our assets legally available for distribution to our stockholders in the event of our liquidation, dissolution or winding up, after payment of or adequate provision for all of our known debts and liabilities. These rights are subject to the preferential rights of any other class or series of our stock and to the provisions of our charter regarding restrictions on transfer of our stock.

Holders of our common stock have no preference, conversion, exchange, sinking fund, redemption or appraisal rights and have no preemptive rights to subscribe for any of our securities. Subject to the restrictions on transfer of stock contained in our charter, all common stock will have equal distribution, liquidation and other rights.

Power to Reclassify Stock

Our charter authorizes our board of directors to classify any unissued preferred stock and to reclassify any previously classified but unissued common stock and preferred stock of any series from time to time in one or more classes or series, as authorized by the board of directors. Prior to issuance of stock of each class or series, the board of directors is required by the MGCL and our charter to set for each such class or series, subject to the provisions of our charter regarding the restriction on transfer of common stock, the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each such class or series. Thus, our board of directors could authorize the issuance of preferred stock with priority over the common stock with respect to distributions and rights upon liquidation and with other terms and conditions which could have the effect of delaying, deterring or preventing a transaction or a change in control of our company that might involve a premium price for holders of common stock or otherwise might be in their best interest.

Power to Issue Additional Common Stock and Preferred Stock

We believe that the power to issue additional common stock or preferred stock and to classify or reclassify unissued common stock or preferred stock and thereafter to issue the classified or reclassified stock provides us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs which might arise. These actions can be taken without stockholder approval, unless stockholder approval is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded, including the NYSE. Although we have no current intention of doing so, we could issue a class or series of stock that could delay, defer or prevent a transaction or a change in control that might involve a premium price for holders of common stock or otherwise be in their best interest.

Restrictions on Ownership

Our charter provides that no person may beneficially own, actually or constructively, more than 9.9% of the value of our outstanding capital stock or 9.9% of the number of our outstanding shares of common stock. See “Restrictions on Ownership.”

Other Matters

The transfer agent and registrar for our common stock is Wachovia Bank, N.A.

DESCRIPTION OF PREFERRED STOCK

We are authorized to issue 100,000,000 shares of preferred stock, par value $0.01 per share. As of December 1, 2004, we had no shares of preferred stock outstanding.

The following description sets forth certain general terms and provisions of the preferred stock to which any prospectus supplement may relate. This description and the description contained in any prospectus supplement are not complete and are in all respects subject to and qualified in their entirety by reference to our charter, the applicable articles supplementary describing the terms of the related class or series of preferred stock, and our bylaws, each of which we will make available upon request.

General

Subject to the limitations prescribed by Maryland law and our charter and bylaws, our board of directors is authorized to establish the number of shares constituting each series of preferred stock and to designate and issue, from time to time, one or more classes or series of preferred stock with the designations and powers, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof, including such provisions as may be desired concerning voting, redemption, dividends, dissolution or the distribution of assets, conversion or exchange, and such other subjects or matters as may be fixed by resolution of the board of directors or duly authorized committee thereof. The preferred stock will, when issued, be fully paid and nonassessable and will not have, or be subject to, any preemptive or similar rights.

The prospectus supplement relating to the class or series of preferred stock being offered thereby will describe the specific terms of such securities, including:

•	the title and stated value of such preferred stock;

•	the number of shares of such preferred stock offered, the liquidation preference per share and the offering price of such preferred stock;

•	the dividend rate(s), period(s) and/or payment date(s) or method(s) of calculation thereof applicable to such preferred stock;

•	whether dividends shall be cumulative or non-cumulative and, if cumulative, the date from which dividends on such preferred stock shall accumulate;

•	the procedures for any auction and remarketing, if any, for such preferred stock;

•	the provisions for a sinking fund, if any, for such preferred stock;

•	the provisions for redemption, if applicable, of such preferred stock;

•	any listing of such preferred stock on any securities exchange;

•	the terms and conditions, if applicable, upon which such preferred stock will be convertible into our common stock, including the conversion price (or manner of calculation thereof) and conversion period;

•	any voting rights of such preferred stock;

•	a discussion of any material U.S. federal income tax considerations applicable to such preferred stock;

•	the relative ranking and preferences of such preferred stock as to dividend rights and rights upon our liquidation, dissolution or winding up;

•	any limitations on issuance of any class or series of preferred stock ranking senior to or on a parity with such class or series of preferred stock as to dividend rights and rights upon our liquidation, dissolution or winding up;

•	in addition to those limitations described below, any other limitations on actual and constructive ownership and restrictions on transfer, in each case as may be appropriate to preserve our status as a REIT; and

•	any other specific terms, preferences, rights, limitations or restrictions of such preferred stock.

Rank

Unless otherwise specified in the prospectus supplement relating to a particular class or series of preferred stock, the preferred stock will, with respect to dividend rights and rights upon our liquidation, dissolution or winding up, rank:

•	senior to all classes or series of our common stock, and to all equity securities ranking junior to such preferred stock;

•	on a parity with all equity securities issued by us, the terms of which specifically provide that such equity securities rank on a parity with the preferred stock; and

•	junior to all equity securities issued by us, the terms of which specifically provide that such equity securities rank senior to the preferred stock.

As used for these purposes, the term “equity securities” does not include convertible debt securities.

Dividends

Unless otherwise specified in the prospectus supplement, the preferred stock will have the rights with respect to payment of dividends set forth below.

Subject to the preferential rights of the holders of any class or series of our capital stock ranking senior to the preferred stock as to dividends, holders of shares of each class or series of preferred stock shall be entitled to receive, when, as and if declared and authorized by our board of directors, out of assets legally available for payment, cash dividends at such rates and on such dates as will be set forth in the applicable prospectus supplement. Each such dividend shall be payable to holders of record as they appear on our stock transfer books on such record dates as shall be fixed by our board of directors.

Dividends on any class or series of the preferred stock may be cumulative or non-cumulative, as provided in the applicable prospectus supplement. Dividends, if cumulative, will accumulate from and after the date set forth in the applicable prospectus supplement. If our board of directors fails to declare a dividend payable on a dividend payment date on any class or series of preferred stock for which dividends are non-cumulative, then the holders of such class or series of preferred stock will have no right to receive a dividend in respect of the dividend period ending on such dividend payment date, and we will have no obligation to pay the dividend accrued for such period, whether or not dividends on such class or series of preferred stock are declared payable on any future dividend payment date.

Unless otherwise specified in the applicable prospectus supplement, if any shares of any class or series of preferred stock are outstanding, we generally may not declare, pay or set apart for payment full dividends on any of our capital stock of any other class or series ranking, as to dividends, on a parity with or junior to such class or series of preferred stock for any period unless:

•	if such class or series of preferred stock has a cumulative dividend, full cumulative dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof irrevocably set apart for such payment on such class or series of preferred stock for all past dividend periods and the then current dividend period; or

•	if such class or series of preferred stock does not have a cumulative dividend, full dividends for the then current dividend period have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof irrevocably set apart for such payment on such class or series of preferred stock.

When dividends are not paid in full (or a sum sufficient for such full payment is not so irrevocably set apart) upon the shares of preferred stock of any class or series and the shares of any other class or series of preferred stock ranking on a parity as to dividends with the preferred stock of such class or series, all dividends declared upon shares of such class or series of preferred stock and any other class or series of preferred stock ranking on a parity as to dividends with such preferred stock shall be declared pro rata so that the amount of dividends declared per share on the preferred stock of such class or series and such other class or series of preferred stock shall in all cases bear to each other the same ratio that accrued and unpaid dividends per share on the shares of preferred stock of such class or series (which shall not include any accumulation in respect of unpaid dividends for prior dividend periods if such preferred stock does not have a cumulative dividend) and such other class or series of preferred stock bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on shares of preferred stock which may be in arrears.

Except as provided in the immediately preceding paragraph, unless

•	if such class or series of preferred stock has a cumulative dividend, full cumulative dividends on such class or series of preferred stock have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof irrevocably set apart for payment for all past dividend periods and the then current dividend period, and

•	if such series of preferred stock does not have a cumulative dividend, full dividends on the preferred stock of such series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof irrevocably set apart for payment for the then current dividend period, no dividends (other than in common stock or other capital stock ranking junior to such class or series of preferred stock as to dividends and upon our liquidation, dissolution or winding up) shall be declared or paid or set aside for payment or other distribution shall be declared or made upon our common stock or any other of our capital stock ranking junior to or on a parity with such class or series of preferred stock as to dividends or upon our liquidation, dissolution or winding up, nor shall any common stock or any other of our capital stock ranking junior to or on a parity with such class or series of preferred stock as to dividends or upon liquidation, dissolution or winding up be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any shares of any such stock) by us (except by conversion into or exchange for our other capital stock ranking junior to such class or series of preferred stock as to dividends and upon our liquidation, dissolution or winding up, and except for a redemption or purchase or other acquisition of shares of our common stock made for purposes of an employee benefit plan of the Company or any subsidiary or as provided for under our articles of incorporation to protect our status as a REIT).

Any dividend payment made on shares of a class or series of preferred stock shall first be credited against the earliest accrued but unpaid dividend due with respect to shares of such class or series which remains payable.

Redemption

If so provided in the applicable prospectus supplement, the shares of preferred stock will be subject to mandatory redemption or redemption at our option, in whole or in part, in each case upon the terms, at the times and at the redemption prices set forth in such prospectus supplement.

The prospectus supplement relating to a class or series of preferred stock that is subject to mandatory redemption will specify:

•	the number of shares of preferred stock that we will redeem;

•	the dates on or the period during which we will redeem the shares; and

•	the redemption price that we will pay per share, together with an amount equal to all accrued and unpaid dividends thereon (which shall not, if such preferred stock does not have a cumulative dividend, include any accumulation in respect of unpaid dividends for prior dividend periods) to the date of redemption.

The redemption price may be payable in cash or other property, as described in the applicable prospectus supplement. If the redemption price for any class or series of preferred stock is payable only from the net proceeds of the issuance of our capital stock, the terms of such preferred stock may provide that, if no such capital stock shall have been issued or to the extent the net proceeds from any issuance are insufficient to pay in full the aggregate redemption price then due, such preferred stock shall automatically and mandatorily be converted into shares of our applicable capital stock pursuant to conversion provisions specified in the applicable prospectus supplement.

Notwithstanding the foregoing, unless

•	if such class or series of preferred stock has a cumulative dividend, full cumulative dividends on all shares of any class or series of preferred stock shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof irrevocably set apart for payment for all past dividend periods and the then current dividend period, and

•	if such class or series of preferred stock does not have a cumulative dividend, full dividends on the preferred stock of any series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof irrevocably set apart for payment for the then current dividend period, no shares of any class or series of preferred stock shall be redeemed unless all outstanding shares of such class or series of preferred stock are simultaneously redeemed; provided, however, that the foregoing shall not prevent the purchase or acquisition of shares of such class or series of preferred stock pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of such class or series of preferred stock. In addition, unless

•	if such class or series of preferred stock has a cumulative dividend, full cumulative dividends on all shares of any class or series of preferred stock have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof irrevocably set apart for payment for all past dividend periods and the then current dividend period, and

•	if such class or series of preferred stock does not have a cumulative dividend, full dividends on the preferred stock of any class or series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof irrevocably set apart for payment for the then current dividend period, we shall not purchase or otherwise acquire directly or indirectly any shares of preferred stock of such class or series (except by conversion into or exchange for our capital stock ranking junior to such class or series of preferred stock as to dividends and upon our liquidation, dissolution or winding up).

If fewer than all of the outstanding shares of preferred stock of any class or series are to be redeemed, we will determine the number of shares to be redeemed and such shares may be redeemed pro rata from the holders of record of such shares in proportion to the number of such shares held by such holders (with adjustments to avoid redemption of fractional shares) or any other equitable method determined by us that will not result in violation of the ownership limitations set forth in our articles of incorporation.

Notice of redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of record of a share of preferred stock of any class or series to be redeemed at the address shown on our stock transfer books. Each notice of redemption will state:

•	the redemption date;

•	the number of shares and class or series of the preferred stock to be redeemed;

•	the redemption price;

•	the place or places where certificates for such preferred stock are to be surrendered for payment of the redemption price;

•	that dividends on the shares to be redeemed will cease to accrue on such redemption date; and

•	the date upon which the holder’s conversion rights, if any, as to such shares shall terminate.

If fewer than all the shares of preferred stock of any class or series are to be redeemed, the notice of redemption will also specify the number of shares of preferred stock to be redeemed from each holder. If notice of redemption of any shares of preferred stock has been given and if the funds necessary for such redemption have been irrevocably set apart by us in trust for the benefit of the holders of any shares of preferred stock so called for redemption, then from and after the redemption date dividends will cease to accrue on such shares of preferred stock, such shares of preferred stock shall no longer be deemed outstanding and all rights of the holders of such shares will terminate, except the right to receive the redemption price.

Any shares of preferred stock that we redeem or repurchase will be retired and restored to the status of authorized but unissued shares of preferred stock.

Liquidation Preference

Upon any voluntary or involuntary liquidation, dissolution or winding up of our affairs, then, before any distribution or payment shall be made to the holders of any common stock or any other class or series of our capital stock ranking junior to the preferred stock in the distribution of assets upon our liquidation, dissolution or winding up, the holders of each class or series of preferred stock shall be entitled to receive out of our assets legally available for distribution to stockholders liquidating distributions in the amount of the liquidation preference per share (set forth in the applicable prospectus supplement and certificate of designation), plus an amount equal to all dividends accrued and unpaid thereon (which will not include any accumulation in respect of unpaid dividends for prior dividend periods if such preferred stock does not have a cumulative dividend). After payment of the full amount of the liquidating distributions to which they are entitled, the holders of preferred stock will have no right or claim to any of our remaining assets. In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, our legally available assets are insufficient to pay the amount of the liquidating distributions on all outstanding shares of preferred stock and the corresponding amounts payable on all shares of other classes or series of our capital stock ranking on a parity with the preferred stock in the distribution of assets upon our liquidation, dissolution or winding up, then the holders of the preferred stock and all other such classes or series of capital stock shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

After liquidating distributions have been made in full to all holders of shares of preferred stock, our remaining assets will be distributed among the holders of any other classes or series of capital stock ranking junior to the preferred stock upon liquidation, dissolution or winding up, according to their respective rights and preferences and in each case according to their respective number of shares. For such purposes, our consolidation or merger with or into any other corporation, or the sale, lease, transfer or conveyance of all or substantially all of our property or business, will not be deemed to constitute our liquidation, dissolution or winding up.

Voting Rights

Holders of our preferred stock generally will not have any voting rights, except as otherwise required by law from time to time or as indicated in the applicable prospectus supplement.

Conversion Rights

The terms and conditions, if any, upon which shares of any class or series of preferred stock are convertible into our common stock will be set forth in the applicable prospectus supplement relating thereto. Such terms will include the number of shares of common stock into which the preferred stock is convertible, the conversion price

(or manner of calculation thereof), the conversion period, provisions as to whether conversion will be at the option of the holders of the preferred stock or at our option, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of such preferred stock.

Restrictions on Ownership

Our charter provides that no person may beneficially own, actually or constructively, more than 9.9% of the value of our outstanding capital stock. See “Description of Common Stock—Restrictions on Ownership.”

Transfer Agent

The registrar and transfer agent for a particular series of preferred stock will be set forth in the applicable prospectus supplement.

DESCRIPTION OF DEPOSITARY SHARES

General

We may issue receipts for depositary shares, each of which will represent a fractional interest of a share of a particular series of preferred stock, as specified in the applicable prospectus supplement. Shares of preferred stock of each series represented by depositary shares will be deposited under a separate deposit agreement (each, a “deposit agreement”) among us, the depositary named therein and the holders from time to time of the depositary receipts. Subject to the terms of the applicable deposit agreement, each owner of a depositary receipt will be entitled, in proportion to the fractional interest of a share of a particular series of preferred stock represented by the depositary shares evidenced by such depositary receipt, to all the rights and preferences of the preferred stock represented by such depositary shares (including dividend, voting, conversion, redemption and liquidation rights).

The depositary shares will be evidenced by depositary receipts issued pursuant to the applicable deposit agreement. Immediately following the issuance and delivery of the preferred stock by us to a preferred stock depositary, we will cause such preferred stock depositary to issue, on our behalf, the depositary receipts. Copies of the applicable form of deposit agreement and depositary receipt may be obtained from us upon request, and the statements made hereunder relating to the deposit agreement and the depositary receipts to be issued thereunder are summaries of certain anticipated provisions thereof and do not purport to be complete and are subject to, and qualified in their entirety by reference to, all of the provisions of the applicable deposit agreement and related depositary receipts.

Dividends and Other Distributions

The preferred stock depositary will distribute all cash dividends or other cash distributions received in respect of the preferred stock to the record holders of depositary receipts evidencing the related depositary shares in proportion to the number of such depositary receipts owned by such holders, subject to certain obligations of holders to file proofs, certificates and other information and to pay certain charges and expenses to the preferred stock depositary.

In the event of a distribution other than in cash, the preferred stock depositary will distribute property received by it to the record holders of depositary receipts entitled thereto, subject to certain obligations of holders to file proofs, certificates and other information and to pay certain charges and expenses to the preferred stock depositary, unless the preferred stock depositary determines that it is not feasible to make such distribution, in which case the preferred stock depositary may, with our approval, sell such property and distribute the net proceeds from such sale to such holders.

No distribution will be made in respect of any depositary share to the extent that it represents any preferred stock which has been converted into or exchanged for other securities before the record date for such distribution.

Withdrawal of Stock

Upon surrender of the depositary receipts at the corporate trust office of the applicable preferred stock depositary (unless the related depositary shares have previously been called for redemption or converted into other securities), the holders thereof will be entitled to delivery at such office, to or upon such holder’s order, of the number of whole or fractional shares of the preferred stock and any money or other property represented by the depositary shares evidenced by such depositary receipts. Holders of depositary receipts will be entitled to receive whole or fractional shares of the related preferred stock on the basis of the proportion of preferred stock represented by each depositary share as specified in the applicable prospectus supplement, but holders of such shares of preferred stock will not thereafter be entitled to receive depositary shares therefor. If the depositary receipts delivered by the holder evidence a number of depositary shares in excess of the number of depositary shares representing the number of shares of preferred stock to be withdrawn, the preferred stock depositary will deliver to such holder at the same time a new depositary receipt evidencing such excess number of depositary shares.

Redemption

Whenever we redeem shares of preferred stock held by the preferred stock depositary, the preferred stock depositary will redeem as of the same redemption date the number of depositary shares representing shares of the preferred stock so redeemed, provided we shall have paid in full to the preferred stock depositary the redemption price of the preferred stock to be redeemed plus an amount equal to any accrued and unpaid dividends thereon to the date fixed for redemption. The redemption price per depositary share will be equal to the corresponding proportion of the redemption price and any other amounts per share payable with respect to the preferred stock. If fewer than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected pro rata (as nearly as may be practicable without creating fractional depositary shares) or by any other equitable method determined by us that will not result in a violation of the ownership restrictions in our charter applicable to owners of our capital stock. See “Restrictions on Ownership.”

From and after the date fixed for redemption, all dividends in respect of the shares of preferred stock so called for redemption will cease to accrue, the depositary shares so called for redemption will no longer be deemed to be outstanding and all rights of the holders of the depositary receipts evidencing the depositary shares so called for redemption will cease, except the right to receive any moneys payable upon such redemption and any money or other property to which the holders of such depositary receipts were entitled upon such redemption and surrender thereof to the preferred stock depositary.

Liquidation Preference

In the event of our liquidation, dissolution or winding up, whether voluntary or involuntary, the holders of each depositary receipt will be entitled to the fraction of the liquidation preference accorded each share of preferred stock represented by the depositary shares evidenced by such depositary receipt, as set forth in the applicable prospectus supplement.

Voting Rights

Upon receipt of notice of any meeting at which the holders of the applicable preferred stock are entitled to vote, the preferred stock depositary will mail the information contained in such notice of meeting to the record holders of the depositary receipts evidencing the depositary shares which represent such preferred stock. Each record holder of depositary receipts evidencing depositary shares on the record date (which will be the same date as the record date for the preferred stock) will be entitled to instruct the preferred stock depositary as to the exercise of the voting rights pertaining to the amount of preferred stock represented by such holder’s depositary shares. The preferred stock depositary will vote the amount of preferred stock represented by such depositary shares in accordance with such instructions, and we will agree to take all reasonable action which may be deemed necessary by the preferred stock depositary in order to enable the preferred stock depositary to do so. The preferred stock depositary will abstain from voting the amount of preferred stock represented by such depositary shares to the extent it does not receive specific instructions from the holders of depositary receipts evidencing such depositary shares. The preferred stock depositary will not be responsible for any failure to carry out any instruction to vote, or for the manner or effect of any such vote made, as long as any such action or non-action is in good faith and does not result from negligence or willful misconduct of the preferred stock depositary.

Conversion Rights

The depositary shares, as such, are not convertible into our common stock or any of our other securities or property. Nevertheless, if so specified in the applicable prospectus supplement relating to an offering of depositary shares, the depositary receipts may be surrendered by holders thereof to the preferred stock depositary with written instructions to the preferred stock depositary to instruct us to cause conversion of the preferred stock represented by the depositary shares evidenced by such depositary receipts into whole shares of common stock, other shares of our preferred stock or other shares of stock, and we have agreed that upon receipt of such instructions and any amounts payable in respect thereof, we will cause the conversion thereof utilizing the same procedures as those provided for delivery of preferred stock to effect such conversion. If the depositary shares evidenced by a depositary receipt are to be converted in part only, a new depositary receipt or receipts will be issued for any depositary shares not to be converted. No fractional shares of common stock will be issued upon conversion, and if such conversion would result in a fractional share being issued, an amount will be paid in cash by us equal to the value of the fractional interest based upon the closing price of the common stock on the last business day prior to the conversion.

Amendment and Termination of Deposit Agreement

The form of depositary receipt evidencing the depositary shares which represent the preferred stock and any provision of the deposit agreement may at any time be amended by agreement between us and the preferred stock depositary. However, any amendment that materially and adversely alters the rights of the holders of depositary receipts or that would be materially and adversely inconsistent with the rights granted to the holders of the related preferred stock will not be effective unless such amendment has been approved by the existing holders of at least two-thirds of the applicable depositary shares evidenced by the applicable depositary receipts then outstanding. No amendment shall impair the right, subject to certain exceptions in the depositary agreement, of any holder of depositary receipts to surrender any depositary receipt with instructions to deliver to the holder the related preferred stock and all money and other property, if any, represented thereby, except in order to comply with law. Every holder of an outstanding depositary receipt at the time any such amendment becomes effective shall be deemed, by continuing to hold such depositary receipt, to consent and agree to such amendment and to be bound by the deposit agreement as amended thereby.

The deposit agreement may be terminated by us upon not less than 30 days’ prior written notice to the preferred stock depositary if (i) such termination is necessary to preserve our status as a REIT or (ii) a majority of each series of preferred stock affected by such termination consents to such termination, whereupon the preferred stock depositary will deliver or make available to each holder of depositary receipts, upon surrender of the depositary receipts held by such holder, such number of whole or fractional shares of preferred stock as are represented by the depositary shares evidenced by such depositary receipts together with any other property held by the preferred stock depositary with respect to such depositary receipts. We have agreed that if the deposit agreement is terminated to preserve our status as a REIT, then we will use our best efforts to list the preferred stock issued upon surrender of the related depositary shares on a national securities exchange. In addition, the deposit agreement will automatically terminate if (i) all outstanding depositary shares thereunder shall have been redeemed, (ii) there shall have been a final distribution in respect of the related preferred stock in connection with our liquidation, dissolution or winding up and such distribution shall have been distributed to the holders of depositary receipts evidencing the depositary shares representing such preferred stock or (iii) each share of the related preferred stock shall have been converted into our securities not so represented by depositary shares.

Charges of Preferred Stock Depositary

We will pay all transfer and other taxes and governmental charges arising solely from the existence of the deposit agreement. In addition, we will pay the fees and expenses of the preferred stock depositary in connection with the performance of its duties under the deposit agreement. However, holders of depositary receipts will pay the fees and expenses of the preferred stock depositary for any duties requested by such holders to be performed which are outside of those expressly provided for in the deposit agreement.

Resignation and Removal of Depositary

The preferred stock depositary may resign at any time by delivering to us notice of its election to do so, and we may at any time remove the preferred stock depositary, any such resignation or removal to take effect upon the appointment of a successor preferred stock depositary. A successor preferred stock depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the U.S. and having a combined capital and surplus of at least $50,000,000.

Miscellaneous

The preferred stock depositary will forward to holders of depositary receipts any reports and communications that we send to the preferred stock depositary with respect to the related preferred stock.

Neither the preferred stock depositary nor the Company will be liable if it is prevented from or delayed in, by law or any circumstances beyond its control, performing its obligations under the deposit agreement. The obligations of the Company and the preferred stock depositary under the deposit agreement will be limited to performing their duties thereunder in good faith and without negligence (in the case of any action or inaction in the voting of preferred stock represented by the depositary shares), gross negligence or willful misconduct, and the Company and the preferred stock depositary will not be obligated to prosecute or defend any legal proceeding in respect of any depositary receipts, depositary shares or shares of preferred stock represented thereby unless satisfactory indemnity is furnished. We and the preferred stock depositary may rely on written advice of counsel or accountants, or information provided by persons presenting shares of preferred stock represented thereby for deposit, holders of depositary receipts or other persons believed in good faith to be competent to give such information, and on documents believed in good faith to be genuine and signed by a proper party.

In the event the preferred stock depositary shall receive conflicting claims, requests or instructions from any holders of depositary receipts, on the one hand, and us, on the other hand, the preferred stock depositary shall be entitled to act on such claims, requests or instructions received from us.

Restrictions on Ownership

Holders of depositary receipts will be subject to the ownership restrictions of our charter which provides that no person may beneficially own, actually or constructively, more than 9.9% of the value of our outstanding capital stock. See “Restrictions on Ownership.”

DESCRIPTION OF WARRANTS

We may offer by means of this prospectus warrants for the purchase of our preferred stock, depositary shares representing preferred stock or common stock. We may issue warrants separately or together with any other securities offered by means of this prospectus, and the warrants may be attached to or separate from such securities. Each series of warrants will be issued under a separate warrant agreement (each, a “warrant agreement”) to be entered into between us and a warrant agent specified therein. The warrant agent will act solely as our agent in connection with the warrants of such series and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants.

The applicable prospectus supplement will describe the following terms, where applicable, of the warrants in respect of which this prospectus is being delivered:

•	the title and issuer of such warrants;

•	the aggregate number of such warrants;

•	the price or prices at which such warrants will be issued;

•	the currencies in which the price or prices of such warrants may be payable;

•	the designation, amount and terms of the securities purchasable upon exercise of such warrants;

•	the designation and terms of the other securities with which such warrants are issued and the number of such warrants issued with each such security;

•	if applicable, the date on and after which such warrants and the securities purchasable upon exercise of such warrants will be separately transferable;

•	the price or prices at which and currency or currencies in which the securities purchasable upon exercise of such warrants may be purchased;

•	the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;

•	the minimum or maximum amount of such warrants which may be exercised at any one time;

•	information with respect to book-entry procedures, if any;

•	a discussion of material U.S. federal income tax considerations; and

•	any other material terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

RESTRICTIONS ON OWNERSHIP

For us to qualify as a REIT under the Internal Revenue Code of 1986, as amended (the “Code”), our shares of stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months (other than the first year for which an election to be a REIT has been made) or during a proportionate part of a shorter taxable year. Also, not more than 50% of the value of the outstanding shares of stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year (other than the first year for which an election to be a REIT has been made). In addition, we cannot receive significant amounts of rents from tenants that are related to us, directly or constructively, through ownership.

Because our board of directors believes it is at present essential for us to qualify as a REIT, the charter, subject to certain exceptions, contains restrictions on the number of our shares of stock that a person may own. Our charter provides that, unless excepted by our board of directors as discussed below, no person may own, directly or, beneficially, or constructively through the application of the attribution provisions of the Code, more than 9.9% (the “Aggregate Stock Ownership Limit”) in value of our outstanding shares of stock. In addition, unless excepted by our board of directors as discussed below, the charter prohibits any person from acquiring or holding, directly or indirectly, shares of common stock in excess of 9.9% of the number of our outstanding shares of common stock (the “Common Stock Ownership Limit”).

In addition, our charter prohibits (a) any person from beneficially or constructively owning our shares of stock that would result in us being “closely held” under Section 856(h) of the Code, (b) any person from transferring our shares of stock if such transfer would result in our shares of stock being owned by fewer than 100 persons and (c) any transfer that would cause us to own, directly or indirectly, 10% or more of the ownership interests, directly or constructively, in a tenant of our company (or a tenant of any entity owned or controlled by us) if the effect of such ownership would be to cause us to fail to qualify as a REIT (the “Related Party Tenant Prohibition”). Any person who acquires or attempts or intends to acquire beneficial or constructive ownership of our shares of stock that will or may violate any of the foregoing restrictions on transferability and ownership, or any person who would have owned our shares of stock that resulted in a transfer of shares to the Charitable Trust (as defined below), is required to give written notice immediately to us, or in the case of a proposed or attempted transaction, to give at least 15 days’ prior written notice, and provide us with such other information as we may request in order to determine the effect of such transfer on our status as a REIT. The foregoing restrictions on transferability and ownership will not apply if our board of directors determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT.

If any direct or indirect Transfer (as defined in our charter) of our stock occurs which, if effective, would result in any person beneficially or constructively owning shares of stock in excess or in violation of the above transfer or ownership limitations (a “Prohibited Owner”), then that number of shares of stock the beneficial or constructive ownership of which otherwise would cause such person to violate such limitations (rounded to the nearest whole share) shall be automatically transferred to a trust (the “Charitable Trust”) for the exclusive benefit of one or more charitable beneficiaries (the “Charitable Beneficiary”), and the Prohibited Owner shall not acquire any rights in such shares. If the transfer of our stock to the Charitable Trust as described in the preceding sentence would not be effective for any reason to prevent the violation of the relevant transfer or ownership limitation, such purported Transfer shall be void ab initio and the intended transferee shall acquire no right in such shares of our stock. The automatic transfer of our stock described above, if effective, shall be deemed to be effective as of the close of business on the Business Day (as defined in our charter) prior to the date of such violative transfer. Shares of stock held in the Charitable Trust shall be issued and outstanding shares of stock. The Prohibited Owner shall not benefit economically from ownership of any shares of stock held in the Charitable Trust, shall have no rights to dividends or other distributions and shall not possess any rights to vote or other rights attributable to the shares of stock held in the Charitable Trust. The trustee of the Charitable Trust (the “Trustee”) shall have all voting rights and rights to dividends or other distributions with respect to shares of stock held in the Charitable Trust, which rights shall be exercised for the exclusive benefit of the Charitable

Beneficiary. Any dividend or other distribution paid prior to our discovery that shares of stock have been transferred to the Trustee shall be paid by the recipient of such dividend or distribution to the Trustee upon demand, and any dividend or other distribution authorized but unpaid shall be paid when due to the Trustee. Any dividend or distribution so paid to the Trustee shall be held in trust for the Charitable Beneficiary. The Prohibited Owner shall have no voting rights with respect to shares of stock held in the Charitable Trust and, subject to Maryland law, effective as of the date that such shares of stock have been transferred to the Trustee, the Trustee shall have the authority (at the Trustee’s sole discretion) (i) to rescind as void any vote cast by a Prohibited Owner prior to our discovery that such shares have been transferred to the Trustee and (ii) to recast such vote in accordance with the desires of the Trustee acting for the benefit of the Charitable Beneficiary. However, if we have already taken irreversible corporate action, then the Trustee shall not have the authority to rescind and recast such vote.

Within 20 days of receiving notice from us that shares of stock have been transferred to the Charitable Trust, the Trustee shall sell the shares of stock held in the Charitable Trust to a person, designated by the Trustee, whose ownership of the shares will not violate the ownership limitations set forth in our charter. Upon such sale, the interest of the Charitable Beneficiary in the shares sold shall terminate and the Trustee shall distribute the net proceeds of the sale to the Prohibited Owner and to the Charitable Beneficiary as follows: the Prohibited Owner shall receive the lesser of (i) the price paid by the Prohibited Owner for the shares or, if the Prohibited Owner did not give value for the shares in connection with the event causing the shares to be held in the Charitable Trust (e.g., in the case of a gift, devise or other such transaction), the Market Price (as defined in our charter) of such shares on the day of the event causing the shares to be held in the Charitable Trust and (ii) the price per share received by the Trustee from the sale or other disposition of the shares held in the Charitable Trust. Any net sale proceeds in excess of the amount payable to the Prohibited Owner shall be paid immediately to the Charitable Beneficiary. If, prior to our discovery that shares of stock have been transferred to the Charitable Trust, such shares are sold by a Prohibited Owner, then (i) such shares shall be deemed to have been sold on behalf of the Charitable Trust and (ii) to the extent that the Prohibited Owner received an amount for such shares that exceeds the amount that such Prohibited Owner was entitled to receive pursuant to the aforementioned requirement, such excess shall be paid to the Trustee upon demand.

In addition, shares of stock held in the Charitable Trust shall be deemed to have been offered for sale to us, or our designee, at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in such transfer to the Charitable Trust (or, in the case of a devise or gift, the Market Price at the time of such devise or gift) and (ii) the market price on the date we, or our designee, accept such offer. We shall have the right to accept such offer until the Trustee has sold the shares of stock held in the Charitable Trust. Upon such a sale to us, the interest of the Charitable Beneficiary in the shares sold shall terminate and the Trustee shall distribute the net proceeds of the sale to the Prohibited Owner and any dividends or other distributions held by the Trustee shall be paid to the Charitable Beneficiary.

All certificates representing our shares of stock will bear a legend referring to the restrictions described above.

Every owner of more than 5% (or such lower percentages as required by the Code or the Treasury Regulations promulgated thereunder) of all classes or series of our shares of stock, including common stock, within 30 days after the end of each taxable year, is required to give written notice to us stating the name and address of such owner, the number of shares of each class and series of shares of stock which the owner beneficially owns and a description of the manner in which such shares are held. Each such owner shall provide to us such additional information as we may request in order to determine the effect, if any, of such beneficial ownership on our status as a REIT and to ensure compliance with the Aggregate Stock Ownership Limit and the Common Stock Ownership Limit. In addition, each stockholder shall upon demand be required to provide to us such information as we may request, in good faith, in order to determine our status as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance and to ensure compliance with the Aggregate Stock Ownership Limit and the Common Stock Ownership Limit.

Our board of directors, in its sole discretion, may exempt a proposed transferee from the restrictions described above. However, the board of directors may not grant such an exemption to any person if such exemption would result in our failing to qualify as a REIT. Our board of directors may require a ruling from the Internal Revenue Service or an opinion of counsel, in either case in form and substance satisfactory to the board of directors, in its sole discretion, in order to determine or ensure our status as a REIT.

These ownership limitations could delay, defer or prevent a transaction or a change in control that might involve a premium price for the common stock or otherwise be in the best interest of our stockholders.

BOOK-ENTRY SECURITIES

We may issue the securities offered by means of this prospectus in whole or in part in book-entry form, meaning that beneficial owners of the securities will not receive certificates representing their ownership interests in the securities, except in the event the book-entry system for the securities is discontinued. If securities are issued in book-entry form, they will be evidenced by one or more global securities that will be deposited with, or on behalf of, a depositary identified in the applicable prospectus supplement relating to the securities. The Depository Trust Company is expected to serve as depository. Unless and until it is exchanged in whole or in part for the individual securities represented thereby, a global security may not be transferred except as a whole by the depository for the global security to a nominee of such depository or by a nominee of such depository to such depository or another nominee of such depository or by the depository or any nominee of such depository to a successor depository or a nominee of such successor. Global securities may be issued in either registered or bearer form and in either temporary or permanent form. The specific terms of the depositary arrangement with respect to a class or series of securities that differ from the terms described here will be described in the applicable prospectus supplement.

Unless otherwise indicated in the applicable prospectus supplement, we anticipate that the following provisions will apply to depository arrangements.

Upon the issuance of a global security, the depository for the global security or its nominee will credit on its book-entry registration and transfer system the respective principal amounts of the individual securities represented by such global security to the accounts of persons that have accounts with such depository, who are called “participants.” Such accounts shall be designated by the underwriters, dealers or agents with respect to the securities or by us if the securities are offered and sold directly by us. Ownership of beneficial interests in a global security will be limited to the depository’s participants or persons that may hold interests through such participants. Ownership of beneficial interests in the global security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the applicable depository or its nominee (with respect to beneficial interests of participants) and records of the participants (with respect to beneficial interests of persons who hold through participants). The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and laws may impair the ability to own, pledge or transfer beneficial interest in a global security.

So long as the depository for a global security or its nominee is the registered owner of such global security, such depository or nominee, as the case may be, will be considered the sole owner or holder of the securities represented by such global security for all purposes under the applicable instrument defining the rights of a holder of the securities. Except as provided below or in the applicable prospectus supplement, owners of beneficial interest in a global security will not be entitled to have any of the individual securities of the series represented by such global security registered in their names, will not receive or be entitled to receive physical delivery of any such securities in definitive form and will not be considered the owners or holders thereof under the applicable instrument defining the rights of the holders of the securities.

Payments of amounts payable with respect to individual securities represented by a global security registered in the name of a depository or its nominee will be made to the depository or its nominee, as the case may be, as the registered owner of the global security representing such securities. None of us, our officers and directors or any trustee, paying agent or security registrar for an individual series of securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global security for such securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

We expect that the depository for a series of securities offered by means of this prospectus or its nominee, upon receipt of any payment of principal, premium, interest, dividend or other amount in respect of a permanent global security representing any of such securities, will immediately credit its participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such global security for such securities as shown on the records of such depository or its nominee. We also expect that payments by participants to owners of beneficial interests in such global security held through such participants will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers in bearer form or registered in “street name.” Such payments will be the responsibility of such participants.

If a depository for a series of securities is at any time unwilling, unable or ineligible to continue as depository and a successor depository is not appointed by us within 90 days, we will issue individual securities of such series in exchange for the global security representing such series of securities. In addition, we may, at any time and in our sole discretion, subject to any limitations described in the applicable prospectus supplement relating to such securities, determine not to have any securities of such series represented by one or more global securities and, in such event, will issue individual securities of such series in exchange for the global security or securities representing such series of securities.

PLAN OF DISTRIBUTION

We may sell the securities offered by means of this prospectus to one or more underwriters for public offering and sale by them or may sell such securities to investors directly or through agents. Any such underwriter or agent involved in the offer and sale of such securities will be named in the prospectus supplement relating to the securities. We also may sell shares directly to persons through an administrator in connection with a dividend reinvestment or similar plan.

Underwriters may offer and sell the securities at a fixed price or prices, which may be changed, related to the prevailing market prices at the time of sale or at negotiated prices. We may, from time to time, authorize underwriters acting as our agents to offer and sell the securities upon the terms and conditions as are set forth in the applicable prospectus supplement. In connection with a sale of the securities offered by means of this prospectus, underwriters may be deemed to have received compensation from us in the form of underwriting discounts or commissions and may also receive commissions from purchasers or securities for whom they may act as agent. Underwriters may sell the securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent.

Any underwriting compensation paid by us to the underwriters or agents in connection with the offering of the securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in the applicable prospectus supplement. Underwriters, dealers and agents participating in the distribution of the offered securities may be deemed to be underwriters, and any discounts or commissions received by them and any profit realized by them upon the resale of the offered securities may be deemed to be underwriting discounts and commissions, under the Securities Act. Underwriters, dealers and agents may be entitled, under agreements entered into with us, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act.

If so indicated in a prospectus supplement, we will authorize agents, underwriters or dealers to solicit offers by certain institutional investors to purchase offered securities for payment and delivery on a future date specified in such prospectus supplement. There may be limitations on the minimum amount which may be purchased by any such institutional investors or on the portion of the aggregate principal amount of the particular offered security which may be sold pursuant to such arrangements. Institutional investors to which such offers may be made, when authorized, include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and such other institutions as may be approved by us. The obligations of any such purchasers pursuant to such delayed delivery and payment arrangements will not be subject to any conditions except that:

•	the purchase by an institution of the offered securities shall not at the time of delivery be prohibited under the laws of any jurisdiction in the U.S. to which such institution is subject; and

•	if the offered securities are being sold to underwriters, we shall have sold to such underwriters the total principal amount of such securities covered by such arrangements. Underwriters will not have any responsibility in respect of the validity of such arrangements or our or such institutional investors’ performance thereunder.

We may agree to sell the securities to an underwriter for a delayed public offering and may further agree to adjustments before the public offering to the underwriters’ purchase price for the securities based on changes in the market value of the securities. The prospectus supplement relating to any such public offering will contain information on the number of securities to be sold, the manner of sale or other distribution, and other material facts relating to the public offering.

LEGAL MATTERS

The validity of the securities offered by means of this prospectus and certain U.S. federal income tax matters have been passed upon for us by Hogan & Hartson L.L.P.

EXPERTS

The consolidated financial statements of Highland Hospitality Corporation as of December 31, 2003, and for the period from December 19, 2003 to December 31, 2003, the related schedule III to the consolidated financial statements as of December 31, 2003, the financial statements of Portsmouth Hotel Associates, LLC, accounting predecessor to Highland Hospitality Corporation, as of December 31, 2002 and for the period from January 1, 2003 to December 18, 2003 and for each of the years in the two-year period ended December 31, 2002, the financial statements of Brentwood BWI, LLC as of December 31, 2003 and 2002 and for each of the years in the three-year period ended December 31, 2003, the combined financial statements of the Residence Inn by Marriott Tampa Downtown and Courtyard by Marriott Savannah Historic District as of December 31, 2003 and 2002 and for each of the years in the three-year period ended December 31, 2003, the financial statements of the Omaha Marriott as of January 2, 2004 and January 3, 2003 and for the fiscal years then ended, the combined financial statements of the Dallas/Ft. Worth Airport Marriott as of January 2, 2004 and January 3, 2003 and for each of the fiscal years in the three-year period ended January 2, 2004, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, and upon the authority of said firm as experts in accounting and auditing.

The audit report covering the December 31, 2003 consolidated financial statements of Highland Hospitality Corporation and subsidiaries as of December 31, 2003, and for the period from December 19, 2003 to December 31, 2003, and the financial statements of Portsmouth Hotel Associates, LLC, as of December 31, 2002 and for the period from January 1, 2003 to December 18, 2003 and for each of the years in the two-year period ended December 31, 2002, contains an explanatory paragraph, which states that effective December 19, 2003, Highland Hospitality Corporation acquired all of the outstanding equity interests of its predecessor in a business combination accounted for as a reorganization of entities under common control with respect to the interests acquired from Barceló Crestline Corporation and acquisition of minority interests recorded at fair value from third parties. As a result of the acquisition, the consolidated financial information for the period after the acquisition is presented on a different cost basis than for the periods before the acquisition and, therefore, is not comparable.

The financial statements of 6901 Tower, LLC as of January 2, 2004 and January 3, 2003 and for each of the fiscal years in the three-year period ended January 2, 2004 incorporated by reference herein, have been so included in reliance on the report of Hein & Associates LLP, independent registered public accounting firm, given on the authority of this firm as experts in auditing and accounting.

The financial statements of Wyndham Acquisition Hotels as of December 31, 2003 and 2002 and for each of the years in the three-year period ended December 31, 2003 incorporated by reference herein, have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent registered public accounting firm, given on the authority of this firm as experts in auditing and accounting.

The combined financial statements of RadBoy Mt. Laurel, LLC and Mt. Laurel Leasing, LLC as of December 31, 2003 and 2002 and for each of the years in the three-year period ended December 31, 2003 incorporated by reference herein, have been so included in reliance on the report of Grant Thornton LLP, independent registered public accounting firm, given on the authority of this firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). You may read and copy any reports, statements or other information on file at the SEC’s public reference room located at 450 Fifth Street, NW, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC filings are also available to the public from commercial document retrieval services. These filings are also available at the Internet website maintained by the SEC at http://www.sec.gov. You can also inspect copies of our public filings at the offices of the New York Stock Exchange (the “NYSE”). For further information about obtaining copies of our public filings from the NYSE, please call (212) 656-5060.

We have filed with the SEC a “shelf” registration statement on Form S-3 under the Securities Act of 1933 relating to the securities that may be offered by this prospectus. This prospectus is a part of that registration statement, but does not contain all of the information in the registration statement. We have omitted parts of the registration statement in accordance with the rules and regulations of the SEC. For more detail about us and any securities that may be offered by this prospectus, you may examine the registration statement on Form S-3 and the exhibits filed with it at the locations listed in the previous paragraph.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

We incorporate information into this prospectus by reference, which means that we disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except to the extent superseded by information contained herein or by information contained in documents filed with or furnished to the SEC after the date of this prospectus. This prospectus incorporates by reference the documents set forth below, the file number for each of which is 1-31906, that have been previously filed with the SEC:

•	our Annual Report on Form 10-K for the year ended December 31, 2003 filed with the SEC on March 29, 2004;

•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2004, June 30, 2004 and September 30, 2004;

•	our Current Reports on Form 8-K filed with the SEC on May 13, 2004 (as amended July 23, 2004); August 10, 2004 and August 24, 2004 (in each case, as amended October 14, 2004); September 8, 2004, September 17, 2004 and September 21, 2004 (in each case, as amended November 12, 2004); September 13, 2004; December 16, 2004; and December 29, 2004; and

•	our Registration Statement on Form 8-A, which incorporates by reference the description of our common stock from our Registration Statement on Form S-11 (Reg. No. 333-108671), and all reports filed for the purpose of updating such description.

We also incorporate by reference into this prospectus additional documents that we may file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of this prospectus until we have sold all of the securities to which this prospectus relates or the offering is otherwise terminated; provided, however, that we are not incorporating any information furnished under either Item 2.02 or Item 7.01 of any current report on Form 8-K except to the extent set forth above. These documents may include annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, as well as proxy statements.

You may obtain copies of any of these filings through Highland Hospitality Corporation as described below, through the SEC or through the SEC’s Internet website as described above. Documents incorporated by reference are available without charge, excluding all exhibits unless an exhibit has been specifically incorporated by reference into this prospectus, by requesting them in writing, by telephone or via the Internet at:

Highland Hospitality Corporation

8405 Greensboro Drive, Suite 500

McLean, Virginia 22102

(703) 336-4901

Attn: Investor Relations

Internet Website: www.highlandhospitality.com

THE INFORMATION CONTAINED ON OUR WEBSITE DOES NOT CONSTITUTE A PART OF THIS PROSPECTUS.

7,300,000 Shares

HIGHLAND	HOSPITALITY

Common Stock

PROSPECTUS SUPPLEMENT

March 9, 2006

Bear, Stearns & Co. Inc.

Deutsche Bank Securities

Raymond James